EXHIBIT 21.1

Subsidiaries	State or Jurisdiction of Incorporation

Business Objects Software Limited	Ireland

Business Objects Holding S.A.S.	France

Business Objects (U.K.) Limited	United Kingdom

Business Objects Americas	Delaware

Business Objects Asia Pacific Pte Ltd	Singapore

Business Objects Australia Pty Ltd	Australia

Business Objects BeluxS.A./N.V.	Belgium

Business Objects Corp.	New Brunswick & Delaware

Business Objects Danmark ApS	Denmark

Business Objects Data Integration, Inc.	Delaware

Business Objects do Brasil Ltda.	Brazil

Business Objects de Mexico S. de RL de CV	Mexico

Business Objects Deutschland GmbH	Germany

Business Objects Finland Ltd.	Finland

Business Objects Greater China Limited	China

Business Objects Iberica S.L.	Spain

Business Objects Italia S.p.A	Italy

Business Objects Japan K.K.	Japan

Business Objects Korea Ltd.	South Korea

Business Objects Malaysia Sdn. Bhd.	Malaysia

Business Objects Nederland B.V.	Netherlands

Business Objects Nordic A.B.	Sweden

Business Objects Option LLC	Delaware

Business Objects Schweiz A.G.	Switzerland

Business Objects Software India Private Limtied	India

Business Objects Software (Shanghai) Co., Ltd.	China

Business Objects Software South Africa (Proprietary) Ltd.	South Africa

Business Objects Taiwan Inc.	Taiwan

Crystal Decisions (Hong Kong) Limited	China

Crystal Decisions (UK) Ltd.	United Kingdom

Crystal Decisions (France) SAS	France

Business Objects Argentina S.R.L.	Argentina